EXHIBIT 99.1

United-Guardian Reports Third Quarter Financial Results

HAUPPAUGE, N.Y., Nov. 09, 2022 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that net income for the third quarter of 2022 decreased from $1,016,506 ($0.22 per share) in 2021 to $345,518 ($0.07 per share) in this year’s third quarter. Net sales for the quarter decreased from $3,179,746 to $2,417,022. For the nine-month period ended September 30th net income decreased from $3,542,232 ($0.77 per share) in 2021 to $1,890,307 ($0.41 per share) this year, and net sales decreased from $10,268,592 to $9,935,557.

Beatriz Blanco, the company’s new President and CEO, stated, “Our largest marketing partner, Ashland Specialty Ingredients, which is responsible for marketing our products in China, informed us that their sales of our products in the third quarter were adversely affected by several things, the most significant of which was the continuing impact of the coronavirus pandemic in China. They also indicated that the reduced sales that they experienced in the third quarter was exacerbated by some overstocking issues, especially in connection with one of their major customers switching from one of our Lubrajel formulations to a different one, which resulted in inventory that had to be worked off. They indicated that they are not aware of any significant loss of customers, and anticipate that sales will increase over the coming months, especially as the coronavirus situation improves in China. We remain optimistic that our sales and earnings will improve as the global economy continues to improve, and we are looking forward to a stronger 2023.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:	Investor Relations
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

STATEMENTS OF INCOME
FOR THE
THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2022 and 2021*
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2022	2021	2022	2021

Net sales	$2,417,022	$3,179,746	$9,935,557	$10,268,592

Costs and expenses:
Cost of sales	1,076,035	1,320,509	4,479,905	4,180,912
Operating expenses	532,333	458,582	1,699,311	1,428,721
Research and development	120,924	130,742	364,856	349,053
Total costs and expenses	1,729,292	1,909,833	6,544,072	5,958,686
Income from operations	687,730	1,269,913	3,391,485	4,309,906

Other Income:
Investment income	46,995	38,747	146,405	124,147
Net (loss) gain on marketable securities	(300,526)	(25,108)	(1,154,464)	40,419
Total other (loss) income	(253,531)	13,639	(1,008,059)	164,566
Income before provisionfor income taxes	434,199	1,283,552	2,383,426	4,474,472

Provision for income taxes	88,681	267,046	493,119	932,240
Net income	$345,518	$1,016,506	$1,890,307	$3,542,232

Earnings per common share
(Basic and Diluted)	$0.07	$0.22	$0.41	$0.77

Weighted average shares – basic
and diluted	4,594,319	4,594,319	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.